Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
QAD Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 ( FileNos. 333-160125, 333-137417, 333-66610, 333-48381, and 333-35367) of QAD Inc. of our reports dated April 12, 2013, with respect to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2013, which reports appear in the January 31, 2013 annual report on Form 10-K of QAD Inc.

/s/ KPMG LLP
Santa Clara, California
April 12, 2013